Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the United Fire Group, Inc. 2021 Stock and Incentive Plan of our reports, dated February 26, 2021, with respect to the consolidated financial statements and schedules of United Fire Group, Inc., and the effectiveness of internal control over financial reporting of United Fire Group, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP
Des Moines, Iowa
June 29, 2021